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Exhibit 5.9

CONSENT

        The undersigned hereby consents to the references to (1) the undersigned's name included or incorporated by reference in the Registration Statement on Form F-10 being filed by Yamana Gold Inc. under the United States Securities Act of 1933, as amended, in connection with the report entitled "Sao Francisco Technical Report for an Open Pit Gravity Concentration and Heap Leach Project in Brazil" dated November 2004; (2) the report entitled "Fazenda Nova Technical Report for an Open Pit/Heap Leach Gold Project in Brazil" dated December 22, 2003; and (3) all other references to the undersigned included or incorporated by reference in such Registration Statement.

Date: July 19, 2007

/s/ MICHAEL W. CASSIDAY
Michael W. Cassiday

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Exhibit 5.9